Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

SETTLEMENT OF LAWSUIT INVOLVING MW LOGISTICS, LLC

MONDOVI, Wis., December 23, 2004 — Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today that on December 20, 2004 the United States Bankruptcy Court for the Eastern District of Texas approved a settlement agreement between Marten and the trustee of the bankruptcy estate of Mitchell Ward Trucking, Inc., among others, with regard to a lawsuit involving MW Logistics, LLC.  Marten owns a 45% equity interest in MW Logistics, LLC, or MWL, a third-party provider of logistics services to the transportation industry and a certified minority owned business.  In settlement of this matter MWL will make a one-time payment to the trustee of the bankruptcy estate of Mitchell Ward Trucking, Inc.  The settlement will have no material impact on Marten.

Marten Transport, Ltd. is one of the leading temperature-sensitive truckload carriers in the United States.  The company specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  The company’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.